EXHIBIT 99.1

[Sun Healthcare Group, Inc. Logo]

December 12, 2011

Joseph A. De Perio
George E. Hall
Clinton Group, Inc.
9 West 57th Street
26th Floor
New York, NY 10019

Dear Mr. De Perio and Mr. Hall:

     We have received your letter to the Board of Directors dated December 12, 2011 and have provided a copy of the letter to the Board.   Our Board of Directors and management are committed to exploring all reasonable alternatives to increase stockholder value, and in that context, will review your suggestions and give them appropriate consideration.

     The views of our stockholders are very important to us and we welcome their input and perspectives.  As always, I am available should you wish to discuss your suggestions further.

Sincerely, /s/ William A. Mathies William A. Mathies Chairman and Chief Executive Officer

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400, Irvine, CA  92612-1537
Telephone (949) 255 7100 Facsimile (949) 255 7054
www.sunh.com